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                                                                   Exhibit 99.4

                                    ADDENDUM
                                       TO
                             STOCK OPTION AGREEMENT


         The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement (the "Option Agreement") by and between QRS Corporation. (the "Corporation") and _____________ ("Optionee") evidencing the stock option (the "Option") granted on _______________ to Optionee under the terms of the Corporation's Special Non-Officer Stock Option Plan, and such provisions shall be effective immediately. All capitalized terms used in this Addendum, to the extent not otherwise specifically defined herein, shall have the meanings assigned to such terms in the Option Agreement.

             INVOLUNTARY TERMINATION UPON A CORPORATE TRANSACTION OR
                                CHANGE IN CONTROL

         A. To the extent the Option does not accelerate upon the occurrence of a Corporate Transaction by reason of one or more of the limitations set forth in Paragraph 6 of the Option Agreement, Optionee shall continue to vest in the Option Shares (or any replacement option or cash incentive program) in accordance with the normal exercise provisions of the Option Agreement over Optionee's continued period of Service following such Corporate Transaction. However, upon the Involuntary Termination of Optionee's Service within twelve
(12) months after the Corporate Transaction, the Option shall become immediately exercisable for all of the Option Shares at the time subject thereto and may be exercised for all or any portion of such shares as fully-vested shares. The Option shall remain so exercisable until the expiration or sooner termination of the option term as set forth in the Option Agreement.

         B. The Option shall not accelerate upon the occurrence of a Change in Control and shall continue to become exercisable for the Option Shares in accordance with the normal exercise provisions of the Option Agreement over Optionee's continued period of Service following such Change in Control. However, upon the Involuntary Termination of Optionee's Service within twelve
(12) months after the effective date of the Change in Control, the Option shall become immediately exercisable for all of the Option Shares at the time subject to the Option and may be exercised for all or any portion of those Option Shares as fully-vested shares. The Option shall remain so exercisable until the expiration or sooner termination of the option term as set forth in the Option Agreement.

         C. For purposes of this Addendum, a Change in Control shall be deemed to occur:

         (i) should any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by or is under common control with the Corporation) directly or indirectly acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power


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    of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's shareholders; or

         (ii) should there occur a change in the composition of the Board over any period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (A) have been members of the Board continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

         D. For purposes of this Addendum, there shall be deemed to an Involuntary Termination of Optionee's Service, if such Service is terminated:

         (i) involuntarily upon the Optionee's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

         (ii) upon the Optionee's voluntary resignation following (A) a change in Optionee's position with the Corporation which materially reduces his or her duties and the responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits, and target bonuses under corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of Optionee's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual's consent.


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         IN WITNESS WHEREOF, QRS Corporation. has caused this Addendum to be executed by its duly-authorized officer as of the Effective Date specified below.


                                 QRS CORPORATION

                                 By:
                                    -------------------------------

                                 Title:
                                       ----------------------------


EFFECTIVE DATE:
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